SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 13, 2008

WESTELL TECHNOLOGIES, INC.

(Exact name of registrant as specified in charter)

Delaware	0-27266	36-3154957

(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 North Commons Drive, Aurora, Illinois	60504

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (630) 898-2500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On May 15, 2008, Conference Plus, Inc. (“CPI”), a subsidiary of Westell Technologies, Inc. (“Westell”) entered into a Severance Agreement (the “Agreement”) with Timothy J. Reedy, the Chief Executive Officer of CPI, that provides Mr. Reedy with severance pay and severance benefits described below if his employment with CPI is terminated in connection with a change in control of CPI.

Mr. Reedy shall be entitled to severance pay and severance benefits if:

(i) a change in control (defined as a 50% change in ownership of CPI or a sale of substantially all assets of CPI) occurs during the two year term of the Agreement and Mr. Reedy is terminated by CPI or the purchaser of its business without cause in connection with or within one year after the change in control (even if such termination is after the expiration of the two year term of the Agreement); or

(ii) a change in control occurs during the two year term of the Agreement, an event constituting good reason occurs within a year after the change in control and Mr. Reedy subsequently resigns his position for good reason on account of such event within six (6) months after occurrence of such good reason event (even if such good reason event and/or the resignation are after expiration of the two year term of the Agreement).

Severance pay consists of (A) an amount equal to one year’s base salary at the base salary rate in effect for Mr. Reedy as of the effective date of the termination, payable in regular installments at the time salary would have been payable, provided, that such payments shall be deferred until the six-month anniversary of the date of Mr. Reedy’s termination of employment if deferral to such anniversary date is required to comply with the provisions of Section 409A of the Internal Revenue Code, (B) 100% of the target bonus amount authorized and approved for Mr. Reedy by the CPI Board’s Compensation Committee for such fiscal year or for the prior fiscal year, if higher. Severance benefits consist of (i) continued benefits under COBRA as it applies to the medical and dental benefits for Mr. Reedy and those of his dependents who were covered dependents as of the effective date of the termination and (subject to the terms and conditions of the applicable benefit plans), CPI shall pay the portion of the required premium or contribution during the period in which the Mr. Reedy is receiving severance payments from CPI or the COBRA period (whichever is shorter), in an amount which CPI was remitting on behalf of the Mr. Reedy prior to his termination, except that Mr. Reedy shall be required to continue to pay that portion of any premiums or contributions that Mr. Reedy was remitting prior to his termination to maintain such benefit (subject to any increases imposed by the benefit plan), and (ii) such other benefits as may be required by law or subject to the terms of any benefit or retirement plan or other arrangement that would by its terms apply to the Mr. Reedy upon termination, provided that if a premium or contribution is required, Mr. Reedy shall remit all required premiums and contributions in a manner required by CPI in order to continue that benefit.

Such severance pay and severance benefits are in lieu of and not in addition to any post termination payments or benefits to which Mr. Reedy may otherwise be entitled in accordance with CPI policy, practice or any other agreement. Mr. Reedy’s employment shall not be deemed to have been terminated in connection with a change in control through purchase of assets and/or business of CPI if Mr. Reedy is offered employment by the purchaser for at the least the same equivalent total cash compensation (base salary plus cash short term incentives).

The Agreement also contains a one year non-competition covenant, a one year non-solicitation covenant and a customary confidentiality covenant.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference in its entirety.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2008, Westell established cash bonus targets for fiscal year 2009 for Amy T. Forster, the Company’s Senior Vice President and Chief Financial Offier. Ms. Forster’s bonus target for fiscal year 2009 is $150,000. Ms. Forster’s bonus is based 40% on achieving operating income metrics for Westell and 60% on personal qualitative performance. For the operating income portion of her bonus, Ms. Forster would not be entitled to a payout if target operating income metrics were not met. Ms. Forster’s actual bonus may exceed target levels based on incremental improvement in operating income or qualitative performance in excess of expectations.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Severance Agreement dated May 15, 2008 by and between Conference Plus, Inc. and Timothy J. Reedy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTELL TECHNOLOGIES, INC.

Date: May 19, 2008	By:	/s/ Amy T. Forster

Amy T. Forster
Senior Vice President and
Chief Financial Officer